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EXHIBIT 3(a)

                                 SECOND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                               CERNER CORPORATION

                  Cerner Corporation (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "DGCL"), does hereby certify:

         I. The name of the Corporation is Cerner Corporation, which is the name under which the Corporation was originally incorporated.

         II. The original Certificate of Incorporation was filed in the Office of the Secretary of State of the State of Delaware on October 6, 1986. A Restated Certificate of Incorporation was filed in the Office of the Secretary of State of the State of Delaware on April 22, 1987.

         III. This Second Restated Certificate of Incorporation was duly adopted by the Board of Directors of the Corporation in accordance with Section 245 of the DGCL.

         IV. This Second Restated Certificate of Incorporation only restates and integrates and does not further amend the provisions of the Corporation's Certificate of Incorporation, as heretofore amended and supplemented, and there is no discrepancy between the provisions of the Certificate of Incorporation, heretofore amended and supplemented, and the provisions of this Second Restated Certificate of Incorporation.

         The text of the Certificate of Incorporation of the Corporation is restated to read in its entirety as follows:

                  FIRST.   The name of the corporation is:

                               CERNER CORPORATION

                  SECOND. The address of its registered office in the State of Delaware is The Corporation Trust Company, 1209 Orange Street, Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

                  THIRD.   The nature of the business or purposes to be
conducted or promoted by the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

                  In addition to the powers and privileges conferred upon the corporation by law and those incidental thereto, the corporation shall possess and may exercise all the powers and privileges which are necessary or convenient to the conduct, promotion or attainment of the business or purposes of the corporation.

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                  FOURTH. The total number of shares of stock which the
corporation shall have authority to issue is one hundred fifty-one million (151,000,000) shares, consisting of:

                  (1) 150,000,000 shares of Common Stock, par value $.01 per share (the "Common Stock"); and

                  (2) 1,000,000 shares of Preferred Stock, par value $.01 per share (the "Preferred Stock").

The designations and the powers, preferences and rights, and the qualifications, limitations or restrictions of the shares of each class of stock are as follows:

         1.       Preferred Stock

                  1.1 The Preferred Stock may be issued from time to time by the board of directors as shares of one or more series. Subject to the provisions hereof and the limitations prescribed by law, the board of directors is expressly authorized, prior to issuance, by adopting resolutions providing for the issuance of, or providing for a change in the number of, shares of any particular series and, if and to the extent from time to time required by law, by filing a certificate pursuant to the General Corporation Law of Delaware (or other law hereafter in effect relating to the same or substantially similar subject matter), to establish or change the number of shares to be included in each such series and to fix the voting powers and the designations and relative powers, preferences and rights and the qualifications and limitations or restrictions thereof relating to the shares of each such series. The authority of the board of directors with respect to each series shall include, but not be limited to, determination of the following:

                  (a) the distinctive serial designation of such series and the number of shares constituting such series, which number may be increased or decreased (but not below the number of then outstanding shares thereof) from time to time by like action of the board of directors;

                  (b) the rate and times at which, and the terms and conditions on which, dividends, if any, on Preferred Stock of such series shall be paid, the extent of the preference or relation, if any, of such dividends to the dividends payable on any other class or classes, or series of the same or other classes of stock, whether such dividends shall be cumulative or non-cumulative, and, if so, from which date or dates;

                  (c) whether the shares of such series shall be redeemable and, if so, the terms and conditions of such redemption, including the date or dates upon and after which such shares shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

                  (d) the obligation, if any, of the corporation to retire shares of such series, including the price or prices which the corporation shall be obligated to pay therefor, and the terms of the sinking fund or redemption or purchase account, if any, to be provided for the shares of such series;

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                  (e)      whether shares of such series shall be convertible
         into, or exchangeable for, shares of stock of any other class or classes and, if so, the terms and conditions of such conversion or exchange, including the price or prices or the rate or rates of conversion or exchange and the terms of adjustment, if any;

                  (f) whether the shares of such series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights (which voting rights may, without limiting the generality of the foregoing, include the right, voting as a series or by itself or together with other series of Preferred Stock as a class, to elect one or more directors of the corporation or to have one or more votes per share on any or all matters as to which a stockholder vote is required or permitted);

                  (g) the rights of the shares of such series in the event of voluntary or involuntary liquidation, dissolution or winding up of the corporation, or in the event of a merger, distribution or sale of assets; and

                  (h) any other relative rights, powers, preferences, qualifications, limitations or restrictions thereof relating to such series.

                  The shares of Preferred Stock of any one series shall be identical with each other in all respects except as to the date from and after which dividends thereon shall cumulate, if cumulative.

                  The number of authorized shares of Preferred Stock may be increased or decreased by the affirmative vote of the holders of the percentage of the Total Voting Power of the then outstanding shares of Voting Stock, considered for this purpose as one class and without the separate vote of holders of Preferred Stock as a class, required by paragraph FIFTEENTH for an amendment to this paragraph FOURTH.

                  The relative powers, preferences and rights of each series of Preferred Stock in relation to the powers, preferences and rights of each other series of Preferred Stock shall, in each case, be as fixed from time to time by the board of directors in the resolution or resolutions adopted pursuant to authority granted under this paragraph FOURTH, and the consent, by class or series vote or otherwise, of the holders of such of the series of Preferred Stock as are from time to time outstanding shall not be required for the issuance by the board of directors of any other series of Preferred Stock whether or not the powers, preferences and rights of such other series shall be fixed by the board of directors as senior to, or on a parity with, the powers, preferences and rights of such outstanding series, or any of them; provided, however, that the board of directors may provide in the resolution or resolutions as to any series of Preferred Stock adopted pursuant to this paragraph FOURTH that the consent of the holders of a majority (or such greater proportion as shall be therein fixed) of the outstanding shares of such series voting thereon shall be required for the issuance of any or all other series of Preferred Stock.

                  Subject to the provisions of the foregoing paragraph, shares of any series of Preferred Stock may be issued from time to time as the board of directors of the corporation shall determine and on such terms and for such consideration as shall be fixed by the board of directors.

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                  1.2      Series A Preferred Stock

                  Section 1. Designation and Amount. The shares of such series shall be designated as "Series A Preferred Stock" and the number of shares constituting such series shall be One Hundred Fifty Thousand (150,000). Such number of shares may be increased or decreased by resolution of the Board of Directors, provided that no decrease shall reduce the number of shares of Series A Preferred Stock to a number less than the number of shares outstanding plus the number of shares reserved for issuance upon the exercise of outstanding rights to purchase or convert into shares of Series A Preferred Stock.

                  Section  2. Dividends and Distributions.

                  (A) Subject to the prior and superior rights of the holders of any shares of any series of Preferred Stock ranking prior and superior to the shares of Series A Preferred Stock with respect to dividends, the holders of shares of Series A Preferred Stock, in preference to the holders of Common Stock, par value $.01 per share (the "Common Stock"), of the Corporation and of any other class of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the shares of Series A Preferred Stock ("Junior Stock"), shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, dividends payable in cash in an amount per share (rounded to the nearest cent), subject to the provision for adjustment hereinafter set forth, equal to 1000 times the aggregate per share amount of all cash dividends, and 1000 times the aggregate per share amount of all non-cash dividends or (other distributions other than a dividend payable in shares of Common Stock, or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise)), declared on the Common Stock. In the event the Corporation shall at any time after November 21, 1996 (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the amount of dividends to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event under the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

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                  (B)      The Board of Directors of the Corporation shall not
         declare a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock) unless it shall concurrently therewith declare a dividend or distribution on the Series A Preferred Stock as provided in paragraph (A) above. Payment of a dividend or distribution determined on the Series A Preferred Stock shall be in preference to payment of any dividend or distribution on the Common Stock or any Junior Stock.

                  (C) The Board of Directors may fix a record date for the determination of holders of shares of Series A Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be no more than thirty (30) days prior to the date fixed for the payment thereof.

                  Section 3. Voting Rights. Except as otherwise provided herein or by law and in addition to the rights provided in Article Three of the Certificate of Incorporation, the holders of shares of Series A Preferred Stock shall have the following voting rights:

                  (A) Subject to the provision for adjustment hereinafter set forth, each share of Series A Preferred Stock shall entitle the holder thereof to 1000 votes on all matters submitted to a vote of the stockholders of the Corporation. In the event the Corporation shall at any time (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the number of votes per share to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

                  (B) The holders of shares of Series A Preferred Stock and the holders of shares of Common Stock and any other capital stock of the Corporation having general voting rights shall vote together as one class on all matters submitted to a vote of stockholders of the Corporation.

                  (C) The holders of Series A Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

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                  Section  4. Certain Restrictions.

                  (A) Whenever dividends or distributions payable on the Series A Preferred Stock as provided in Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions on shares of Series A Preferred Stock outstanding shall have been paid in full, the Corporation shall not:

                           (i) declare or pay dividends (other than a dividend payable in shares of Common Stock) on, make any other distributions on, or redeem or purchase or otherwise acquire for consideration any shares of Junior Stock;

                           (ii) declare or pay dividends on or make any other distributions on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock ("Parity Stock"), except dividends paid ratably on the Series A Preferred Stock and all such Parity Stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

                           (iii) redeem or purchase or otherwise acquire for consideration shares of any Parity Stock, provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such Parity Stock in exchange for shares of any Junior Stock; or

                           (iv)     purchase or otherwise acquire for
                  consideration any shares of Series A Preferred Stock, or any shares of Parity Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

                  (B) The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under paragraph (A) of this Section 4, purchase or otherwise acquire such shares at such time and in such manner.

                  Section 5. Reacquired Shares. Any shares of Series A Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth herein, in the Certificate of Incorporation, in any other Certificate of Designation establishing a series of Preferred Stock or any similar stock or as otherwise required by law.

                  Section  6. Liquidation, Dissolution or Winding Up.

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                  (A)      Subject to the prior and superior rights of holders
         of any shares of any series of Preferred Stock ranking prior and superior to the shares of Series A Preferred Stock with respect to rights upon liquidation (voluntary or otherwise), dissolution or winding up, the holders of the shares of Series A Preferred Stock, in preference to the holders of Common Stock and any Junior Stock, shall be entitled to receive upon such liquidation (voluntary or otherwise), dissolution or winding up of the Corporation, $1,000.00 per share, plus an amount equal to any unpaid dividends and distributions thereon to the date of such payment ("Series A Liquidation Preference"). Following the payment of the full amount of the Series A Liquidation Preference, no additional distribution shall be made to the holders of shares of Series A Preferred Stock unless, prior thereto, the holders of shares of Common Stock shall have received an amount per share (the "Capital Adjustment") equal to the quotient obtained by dividing (i) the Series A Liquidation Preference by (ii) 1000 (such number in clause (ii), the "Adjustment Number"). Following payment of the full amount of the Series A Liquidation Preference and the Capital Adjustment in respect of all outstanding shares of Series A Preferred Stock and Common Stock, respectively, holders of Series A Preferred Stock and holders of Common Stock shall receive their ratable and proportionate share of the remaining assets to be distributed in the ratio of the Adjustment Number to one (1) with respect to such Preferred Stock and Common Stock, on a per share basis, respectively.

                  (B) In the event, however, that there are not sufficient assets available to permit payment in full of the aggregate amount of the Series A Liquidation Preference and the liquidation preferences of all series of Parity Stock, then such remaining assets shall be distributed ratably to the holders of such Series A Preferred Stock and Parity Stock in proportion to their respective aggregate liquidation preferences. After payment of the Series A Liquidation Preference, in the event that there are not sufficient assets available to permit payment in full of the aggregate amount of the Capital Adjustment, then such remaining assets shall be distributed ratably to the holders of Common Stock.

                  (C) In the event the Corporation shall at any time (i) declare any dividend on Common Stock payable in shares of Common Stock,
         (ii) subdivide the outstanding Common Stock (by reclassification or otherwise), or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the Adjustment Number in effect immediately prior to such event shall be adjusted by multiplying such number by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

                  Section 7. Consolidation, Merger, etc. In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case the shares of Series A Preferred Stock shall at the same time be similarly exchanged or changed in an amount per share (subject to the provision for adjustment hereinafter set forth) equal to 1000 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged. In the event the Corporation shall at any time (i) declare any dividend on Common Stock

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         payable in shares of Common Stock, (ii) subdivide the outstanding
         Common Stock (by reclassification or otherwise), or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series A Preferred Stock shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

                  Section 8. No Redemption. The shares of Series A Preferred Stock shall not be redeemable.

                  Section 9. Ranking. The Series A Preferred Stock shall rank junior to all other series of the Corporation's Preferred Stock, or any similar stock that specifically provides that it shall rank prior to the shares of Series A Preferred Stock, as to the payment of dividends and the distribution of assets, unless the terms of any such series shall provide otherwise. Nothing herein shall preclude the Board of Directors from creating any series of Preferred Stock or any similar stock ranking on a parity with or prior to the shares of Series A Preferred Stock as to the payment of dividends or the distribution of assets.

                  Section 10. Fractional Shares. Series A Preferred Stock may be issued in fractions of a share which shall entitle the holder, in proportion to such holder's fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of Series A Preferred Stock.

                  Section 11. Amendment. The Certificate of Incorporation, including the Certificate of Designation establishing the shares of the Series A Preferred Stock, shall not be amended in any manner which would materially alter or change the powers, preferences or special rights of the Series A Preferred Stock so as to affect them adversely without the affirmative vote of the holders of two-thirds or more of the outstanding shares of Series A Preferred Stock voting separately as a class.

         2.       Common Stock

                  Except as may otherwise be required by law, each holder of Common Stock shall have one vote in respect of each share of Common Stock held by him on all matters voted upon by the stockholders.

                  After the requirements with respect to preferential dividends on the Preferred Stock (fixed in accordance with the provisions of this paragraph FOURTH), if any, shall have been met and after the corporation shall have complied with all the requirements, if any, with respect to the setting aside of sums as sinking funds or redemption or purchase accounts (fixed in accordance with the provisions of this paragraph FOURTH), and subject further to any other conditions which may be fixed in accordance with the provisions of this paragraph FOURTH, then and not otherwise the holders of Common Stock shall be entitled to receive such dividends as may be declared from time to time by the board of directors.

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                  After distribution in full of the preferential amount, if any
(fixed in accordance with the provisions of this paragraph FOURTH), to be distributed to the holders of Preferred Stock in the event of voluntary or involuntary liquidation, distribution or sale of assets, dissolution or winding-up, of the corporation, the holders of the Common Stock shall be entitled to receive all of the remaining assets of the corporation, tangible and intangible, of whatever kind available for distribution to stockholders ratably in proportion to the number of shares of Common Stock held by them respectively.

                  Shares of Common Stock may be issued from time to time as the board of directors of the corporation shall determine and on such terms and for such consideration as shall be fixed by the board of directors.

         3. All Shares Nonassessable. All shares of stock of the corporation of any class shall be nonassessable.

         4. No Preemptive Rights. No holder of any shares of stock of the corporation of any class shall be entitled as such, as a matter of right, to purchase or subscribe for any shares of stock of the corporation of any class, whether now or hereafter authorized and whether issued for cash, property or services or as a dividend or otherwise, or to purchase or subscribe for any obligations, bonds, notes, debentures, other securities or stock convertible into shares of stock of the corporation of any class or carrying or evidencing any right to purchase shares of stock of any class.

                  FIFTH.   [INTENTIONALLY OMMITTED]

                  SIXTH.   (a) The property, business and affairs of the
corporation shall be managed and controlled by the board of directors. The number of directors of the corporation shall be fixed by, or in the manner provided in, the bylaws.

                  (b) A majority of the whole board of directors shall constitute a quorum for the transaction of business, and, except as otherwise provided in this Certificate of Incorporation or the bylaws, the vote of a majority of the directors present at a meeting at which a quorum is then present shall be the act of the board of directors. As used in this Certificate of Incorporation, the term "whole board of directors" is hereby exclusively defined to mean the total number of directors which the corporation would have if there were no vacancies.

                  (c) The members of the board of directors other than those who may be elected by the holders of any Preferred Stock, or series thereof, shall be divided into three classes (to be designated as class I, class II and class III), as nearly equal in number as the then total number of directors constituting the whole board of directors permits, with the terms of office of one class expiring each year. Class I directors shall hold office until the annual meeting of stockholders of the corporation in 1987 and until their respective successors shall have been duly elected and qualified or until their respective earlier resignation or removal, class II directors shall hold office until the annual meeting of stockholders of the corporation in 1988 and until their respective successors shall have been duly elected and qualified or until their respective earlier resignation or removal, and class III directors shall hold office until the annual meeting of stockholders of the corporation in 1989 and until their respective successors shall have been duly

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elected and qualified or until their respective earlier resignation or removal.
Notwithstanding the foregoing, and except as otherwise required by law, whenever the holders of any one or more series of Preferred Stock shall have the right, voting separately as a class, to elect one or more directors of the corporation, the terms of the director or directors elected by such holders shall expire at the next succeeding annual meeting of stockholders. Subject to the foregoing, at each annual meeting of stockholders the successors to the class of directors whose term shall then expire shall be elected to hold office for a term expiring at the third succeeding annual meeting and until their respective successors shall be duly elected and qualified or until their respective earlier resignation or removal.

                  (d) Except for directorships created pursuant to paragraph FOURTH hereof relating to the rights of holders of Preferred Stock or any series thereof, and except for vacancies in such directorships, any vacancies in the board of directors for any reason, and any newly created directorships resulting from any increase in the number of directors, may be filled by the board of directors, acting by a majority of the directors then in office, although less than a quorum, or by a sole remaining director, and any directors so chosen shall hold office until the next election of the class for which such directors shall have been chosen and until their respective successors are duly elected and qualified or until their earlier resignation or removal. No decrease in the number of directors shall shorten the term of any incumbent director.

                  (e) Notwithstanding any other provisions of this Certificate of Incorporation or the bylaws of the corporation (and notwithstanding the fact that some lesser percentage may be specified by law, this Certificate of Incorporation or the bylaws of the corporation), any director or the entire board of directors of the corporation may be removed at any time, but only for cause and only by the affirmative vote of the holders of eighty percent (80%) or more of the Total Voting Power of the then outstanding shares of Voting Stock, considered for this purpose as one class (for purposes of this paragraph SIXTH, section (e), each share of the Voting Stock shall have the number of votes granted to it pursuant to paragraph FOURTH of this Certificate of Incorporation). For the purposes of this paragraph SIXTH, section
(e): (i) the term "Total Voting Power" shall mean the aggregate of all votes of all outstanding shares of Voting Stock; and (ii) the term "Voting Stock" shall mean the shares of all classes of capital stock of the corporation entitled to vote on removal of any director or the entire board of directors in the manner provided in this paragraph SIXTH, section (e) (except that if the next succeeding sentence is operative, then the outstanding shares of Preferred Stock shall not be considered "Voting Stock" for purposes of this paragraph SIXTH, section (e)). Notwithstanding the foregoing, and except as otherwise required by law, whenever the holders of any one or more series of Preferred Stock shall have the right, voting separately as a class, to elect one or more directors of the corporation, the provisions of this paragraph SIXTH shall not apply with respect to the director or directors elected by such holders of Preferred Stock.

                  (f) As used in this Certificate of Incorporation, the term "for cause" is hereby exclusively defined and limited to mean conviction of a felony by a court of competent jurisdiction where such conviction is no longer subject to direct appeal, or an adjudication by a court of competent jurisdiction of liability for negligence, or misconduct, in the performance of the director's duty to the corporation in a matter of substantial importance to the corporation, where such adjudication is no longer subject to direct appeal.

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                  (g)      There shall be no qualifications for election as
directors of the corporation, except that no person shall be eligible to stand for election as a director if he has been convicted of a felony by a court of competent jurisdiction where such conviction is no longer subject to direct appeal.

                  (h) Subject to the rights of holders of Preferred Stock, nominations for the election of directors may be made by the board of directors or a proxy committee appointed by the board of directors or by any stockholder entitled to vote in the election of directors generally. However, any stockholder entitled to vote in the election of directors generally may nominate one or more persons for election as directors at a meeting only if written notice of such stockholder's intent to make such nomination or nominations has been given, either by personal delivery or by United States mail, postage prepaid, to the secretary of the corporation not later than (i) with respect to an election to be held at an annual meeting of stockholders, one hundred twenty
(120) days in advance of the date of such meeting (as set forth in the corporation's bylaws), and (ii) with respect to an election to be held at a special meeting of stockholders for the election of directors, the close of business on the seventh day following the date on which notice of such meeting is first given to stockholders. Each such notice shall set forth: (a) the name and address of the stockholder who intends to make the nomination and of the person or persons to be nominated; (b) a representation that the stockholder is a holder of record of stock of the corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (c) the name and address, as they appear on the corporation's books, of such stockholder; (d) the class and number of shares beneficially owned (as defined in paragraph NINTH of this Certificate of Incorporation) by such nominating stockholder and each nominee proposed by such stockholder; (e) a description of all arrangements or understandings between the nominating stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder; (f) such other information regarding each nominee proposed by such stockholder as would have been required to be included in a proxy statement filed pursuant to Regulation 14A (17 CFR 240.14a-1 et seq.) as then in effect under the Securities Exchange Act of 1934, as amended, had the nominee been nominated, or intended to be nominated, by the board of directors; and (g) the consent of each nominee to serve as a director of the corporation if so elected. The chairman of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure.

                  (i) Except as may be otherwise specifically provided in this paragraph SIXTH, the term of office and voting power of each director of the corporation shall not be greater than nor less than that of any other director or class of directors of the corporation.

                  SEVENTH. Elections of directors need not be by ballot unless the bylaws of the corporation shall so provide.

                  EIGHTH. The original bylaws of the corporation shall be adopted in any manner provided by law. In furtherance, and not in limitation of, the powers conferred by statute, the board of directors is expressly authorized to make, adopt, alter, amend or repeal the bylaws of the corporation. Notwithstanding any other provisions in this Certificate of Incorporation or the bylaws of the corporation, and notwithstanding the fact that some lesser

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

percentage may be specified by law, the stockholders of the corporation shall have the power to make, adopt, alter, amend or repeal the bylaws of the corporation only upon the affirmative vote of eighty percent (80%) or more of the Total Voting Power of the then outstanding shares of Voting Stock, considered for this purpose as one class (for purposes of this paragraph EIGHTH, each share of the Voting Stock shall have the number of votes granted to it pursuant to paragraph FOURTH of this Certificate of Incorporation). For purposes of this paragraph EIGHTH: (i) the term "Total Voting Power" shall mean the aggregate of all votes of all outstanding shares of Voting Stock; and (ii) the term "Voting Stock" shall mean the shares of all classes of capital stock of the corporation entitled to vote on making, adopting, altering, amending or repealing the bylaws of the corporation.

                  NINTH.   (a) The provisions of this paragraph NINTH shall be
applicable to certain Business Combinations (as hereinafter defined) and shall supersede any other provision of this Certificate of Incorporation or the Bylaws of the corporation or of law inconsistent therewith.

                  (b) In addition to any affirmative vote required by law or this Certificate of Incorporation (including, without limitation, any requirement that Business Combinations be approved by the holders of a specified percentage of Preferred Stock voting separately as a class) and except as otherwise expressly provided in section (c) of this paragraph NINTH, any Business Combination shall require the affirmative vote of the holders of at least eighty percent (80%) or more of the Total Voting Power of the then outstanding shares of Voting Stock considered for this purpose as one class (for purposes of this paragraph NINTH, each share of the Voting Stock shall have the number of votes granted to it pursuant to paragraph FOURTH of this Certificate of Incorporation). Such affirmative vote shall be required notwithstanding the fact that no vote may be required by law, or that a lesser percentage may be specified by law or in any agreement with any national securities exchange or otherwise.

                  (c) The provisions of section (b) of this paragraph NINTH shall not be applicable to any particular Business Combination, and such Business Combination shall require only such affirmative vote as is required by law and any other provision of this Certificate of Incorporation, if the Business Combination shall have been approved by a majority of the Disinterested Directors (as hereinafter defined).

                  (d) For the purposes of this paragraph NINTH and for the purposes of such other paragraphs of this Certificate of Incorporation as is specified:

         A.       A "Business Combination" shall mean:

                  (i) any merger or consolidation of the corporation or any Subsidiary (as hereinafter defined) with (a) any Interested Stockholder (as hereinafter defined) or (b) any other corporation (whether or not itself an Interested Stockholder) which is, or after such merger or consolidation would be, an Affiliate (as hereinafter defined) of an Interested Stockholder; or

                  (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) to or with any Interested

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

         Stockholder or any Affiliate of any Interested Stockholder of any assets of the corporation or any Subsidiary having an aggregate Fair Market Value (as hereinafter defined) of $500,000 or more; or

                  (iii) the issuance or transfer by the corporation or any Subsidiary (in one transaction or a series of transactions) of any securities of the corporation or any Subsidiary to any Interested Stockholder or any Affiliate of any Interested Stockholder in exchange for cash, securities or other property (or a combination thereof) having an aggregate Fair Market Value of $500,000 or more; or

                  (iv) the adoption of any plan or proposal for the liquidation or dissolution of the corporation proposed by or on behalf of any Interested Stockholder or any Affiliate of any Interested Stockholder; or

                  (v) any reclassification of securities (including any reverse stock split), or recapitalization of the corporation, or any merger or consolidation of the corporation with any of its Subsidiaries or any other transaction (whether or not with or into or otherwise involving any Interested Stockholder) which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of Equity Security (as hereinafter defined) of the corporation or any Subsidiary which is directly or indirectly owned by any Interested Stockholder or any Affiliate of any Interested Stockholder.

         B. A "person" shall mean any individual, firm, corporation or other entity.

         C. "Interested Stockholder" shall mean any person (other than the corporation or any Subsidiary) who or which, as of the record date for the determination of stockholders entitled to notice of and to vote on the issue in question, or immediately prior to the effectiveness of the action to be effected as a result of the vote:

                  (i) is the beneficial owner, directly or indirectly, of 5% or more of the Total Voting Power of the outstanding Voting Stock, considered for this purpose as one class; or

                  (ii) is an Affiliate of the corporation and at any time within the two-year period immediately prior to either the record date for the determination of stockholders entitled to notice of and to vote on the issue in question or the effectiveness of the action to be effected as a result of the vote, was the beneficial owner, directly or indirectly, of 5% or more of the Total Voting Power of the then outstanding Voting Stock, considered for this purpose as one class; or

                  (iii) is an assignee of or has otherwise succeeded to any shares of Voting Stock which were at any time within the two year period immediately prior to either the record date for the determination of stockholders entitled to notice of and to vote on the issue in question or the effectiveness of the action to be effected as a result of the vote, beneficially owned by any Interested Stockholder, if such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act of 1933.

         D.       A person shall be a "beneficial owner" of any Voting Stock:

                  (i) which such person or any of its Affiliates or Associates (as hereinafter defined), directly or indirectly, through any contract, arrangement, understanding or relationship, owns or has or shares the power to vote or to direct the voting of, or the power to dispose or to direct the disposition of, shares of such stock, or owns, has or shares the right to receive or the power to direct the receipt of dividends from or the proceeds from the sale of such stock; or

                  (ii) with respect to which such person or any of its Affiliates or Associates has the right to acquire, directly or indirectly, through any contract, arrangement, understanding or relationship, owns or has or shares the power to vote or to direct the voting of, or the power to dispose or to direct the disposition of, shares of such stock, or owns, has or shares the right to receive or the power to direct the receipt of dividends from or the proceeds from the sale of such stock (whether such right is exercisable immediately or only after the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; or

                  (iii) which are beneficially owned (as defined in (i) or (ii) above), directly or indirectly, by any other person with which such person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of Voting Stock.

         E. For the purpose of determining whether a person is an Interested Stockholder pursuant to paragraph C of this section (d), the number of shares of Voting Stock deemed to be outstanding shall include shares deemed owned through application of paragraph D of this section (d) but shall not include any other shares of Voting Stock which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

         F. "Affiliate" or "Associate" shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as in effect on January 1, 1987.

         G. "Subsidiary" means any corporation of which a majority of any class of Equity Security is owned, directly or indirectly, by the corporation; provided, however, that for the purposes of the definition of Interested Stockholder set forth in paragraph C of this section (d), the term "Subsidiary" shall mean only a corporation of which a majority of each class of Equity Security is owned, directly or indirectly, by the corporation.

         H. "Disinterested Director" means any member of the board of directors who is not an Interested Stockholder or an Affiliate of an Interested Stockholder and was a member of the board of directors prior to the time that the Interested Stockholder involved in the Business Combination became an Interested Stockholder, and any successor of a Disinterested Director who is not an Interested Stockholder or an Affiliate of an Interested Stockholder and is recommended to succeed a Disinterested Director by a majority of the Disinterested Directors then on the board of directors; provided, however, that Clifford W. Illig, Neal L. Patterson, Paul N. Gorup, Henry S. Crist, Paul J. Finnegan and James A. Jackson, and any successor of any such person who is recommended by a majority of such persons or any such successors, are hereby deemed to be "Disinterested Directors."

         I. "Fair Market Value" means: (i) in the case of stock, the highest closing sale price during the 30-day period immediately preceding the date in question of a share of such stock on the Composite Tape for New York Stock Exchange--Listed Stocks, or, if such stock is not quoted on the Composite Tape, on the New York Stock Exchange, or, if such stock is not listed on such Exchange, on the principal United States securities exchange registered under the Securities Exchange Act of 1934 on which such stock is listed, or, if such stock is not listed on any such exchange, the highest closing bid quotation with respect to a share of such stock during the 30-day period preceding the date in question on the National Association of Securities Dealers, Inc. Automated Quotations System or any system then in use, or if no such quotations are available, the fair market value on the date in question of a share of such stock as determined by the board of directors in good faith; and (ii) in the case of property other than cash or stock, the fair market value of such property on the date in question as determined by the board of directors in good faith.

         J. "Equity Security" shall have the meaning ascribed to such term in Section 3(a)(11) of the Securities Exchange Act of 1934, as in effect on January 1, 1987.

         K. "Voting Stock" shall mean the shares of all classes of capital stock of the corporation entitled to vote on the issue (for purposes of this paragraph NINTH, a Business Combination) in question.

         L. "Total Voting Power" shall mean the aggregate of all votes of all outstanding shares of Voting Stock.

                  (e) A majority of the Disinterested Directors shall have the power and duty to determine for the purposes of this paragraph NINTH, on the basis of information known to them after reasonable inquiry, (A) whether a person is an Interested Stockholder, (B) the number of shares of Voting Stock beneficially owned by any person, (C) whether a person is an Affiliate or Associate of another, and (D) whether the assets which are the subject of any Business Combination have, or the consideration to be received for the issuance or transfer of securities by the corporation or any Subsidiary in any Business Combination has, an aggregate Fair Market Value of $500,000 or more. A majority of the Disinterested Directors shall have the further power to interpret all of the terms and provisions of this paragraph NINTH and any interpretation approved by a majority of the Disinterested Directors shall be final and conclusive.

                  (f) Nothing contained in this paragraph NINTH shall be construed to relieve any Interested Stockholder from any fiduciary obligation imposed by law.

                  TENTH.   The corporation may agree to the terms and conditions
upon which any director, officer, employee or agent accepts his office or position and in its bylaws, by contract or in any other manner may agree to indemnify and protect any director, officer, employee or agent of the corporation, or any person who serves at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, to the fullest extent permitted by the laws of the State of Delaware; provided, however, that the only limitation upon the power granted to the corporation by this paragraph shall be a prohibition against indemnification of any person from or on account of such person's conduct which was finally adjudged to have been knowingly fraudulent, deliberately dishonest or willful misconduct.

                  Without limiting the generality of the foregoing provisions of this paragraph TENTH, to the fullest extent permitted or authorized by the laws of the State of Delaware, including without limitation the provisions of subsection (b)(7) of Section 102, Title 8 of the Delaware Code as now in effect and as it may from time to time hereafter be amended, no director of the corporation shall be personally liable to the corporation or to its stockholders for monetary damages for breach of fiduciary duty as a director.

                  ELEVENTH. Whenever a compromise or arrangement is proposed between this corporation and its creditors or any class of them and/or between this corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this corporation under the provisions of section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this corporation under the provisions of section 279 of Title 8 of the Delaware Code, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders of this corporation, as the case may be, and also on this corporation.

                  TWELFTH. Except as may be otherwise provided by statute, the corporation shall be entitled to treat the registered holder of any shares of the corporation as the owner of such shares and of all rights derived from such shares for all purposes, and the corporation shall not be obligated to recognize any equitable or other claim to or interest in such shares or rights on the part of any other person, including, but without limiting the generality of the term "person", a purchaser, pledgee, assignee or transferee of such shares or rights, unless and until such person becomes the registered holder of such shares. The foregoing shall apply whether or not the corporation shall have either actual or constructive notice of the interest of such person.

                  THIRTEENTH. The books of the corporation may be kept (subject to any provision contained in the statutes of Delaware) outside the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the bylaws of the corporation.

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

                  FOURTEENTH. The corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation and subject to paragraph FIFTEENTH of this Certificate of Incorporation.

                  FIFTEENTH. None of the provisions of paragraphs FOURTH, SIXTH, EIGHTH, NINTH, FOURTEENTH, SIXTEENTH or this paragraph FIFTEENTH may be amended, altered, changed or repealed except upon the affirmative vote at any annual or special meeting of the stockholders, of the holders of at least eighty percent (80%) or more of the Total Voting Power of the then outstanding shares of Voting Stock, considered for this purpose as one class (for the purpose of this paragraph FIFTEENTH, each share of Voting Stock shall have the number of votes granted to it pursuant to paragraph FOURTH of this Certificate of Incorporation), nor shall new provisions to this Certificate of Incorporation be adopted or existing provisions to this Certificate of Incorporation be amended, altered or repealed which in either instance are in conflict or inconsistent with paragraphs FOURTH, SIXTH, EIGHTH, NINTH, FOURTEENTH, SIXTEENTH or this paragraph FIFTEENTH except upon the affirmative vote at any annual or special meeting of the stockholders of the holders of at least eighty percent (80%) or more of the Total Voting Power of the then outstanding shares of Voting Stock, considered for this purpose as one class. Notwithstanding the foregoing, paragraph FOURTH may be amended, altered, changed or repealed or new provisions to this Certificate of Incorporation may be adopted or existing provisions of this Certificate of Incorporation may be amended, altered or repealed which in either instance are in conflict or inconsistent with paragraph FOURTH by such affirmative vote as is required by law if such amendment, alteration, repeal or addition shall have been approved by a majority of the Disinterested Directors (as defined in paragraph NINTH of this Certificate of Incorporation). Any inconsistency developing between the provisions of a bylaw and any provisions of this Certificate of Incorporation shall be controlled by this Certificate of Incorporation. For the purposes of this paragraph FIFTEENTH, (i) the term "Total Voting Power" shall mean the aggregate of all votes of all outstanding shares of Voting Stock; and (ii) the term "Voting Stock" shall mean the shares of all classes of capital stock of the corporation entitled to vote on the issue in question.

                  SIXTEENTH. (a) No action required or permitted to be taken at any annual or special meeting of stockholders of the corporation may be taken without a meeting, and the power of stockholders to consent in writing, without a meeting, to the taking of any action is specifically denied.

                  (b) Except as otherwise required by law and subject to the rights, if any, of the holders of Preferred Stock or any series thereof, special meetings of the stockholders of the corporation may be called only by the chairman of the board of directors, the president of the corporation or the board of directors pursuant to a resolution approved by a majority of the whole board of directors.

                  IN WITNESS WHEREOF, this Second Restated Certificate of Incorporation has been executed on behalf of the Corporation by its Chief Executive Office and attested by its Secretary as of December 5, 2003, and each of them does hereby affirm and acknowledge that this Second Restated Certificate of Incorporation is the act and deed of the Corporation and that the facts stated herein are true.

                                  CERNER CORPORATION

                                  By: /s/ Neal L. Patterson
                                     -------------------------------------------
                                          Neal L. Patterson
                                          Chief Executive Officer

[CORPORATE SEAL]

ATTEST:

/s/ Randy D. Sims
----------------------------
Randy D. Sims, Secretary

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